EXHIBIT 99.2

Alpha and Omega Semiconductor Limited

Prepared Remarks of Investor Conference Call

for the Quarter Ended June 30, 2017

August 9, 2017

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal fourth quarter and year-end financial results. Our fiscal year ended June 30, 2017. This is So-Yeon Jeong, Investor Relations representative for the company. With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by globe newswire today, August 9, 2017, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to Yifan, our CFO, to provide an overview of the fourth fiscal quarter and the fiscal year 2017 financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon and thank you for joining us. To begin, I will discuss financial results for the quarter and for the fiscal year ended June 30, 2017. Then I’ll turn the call over to Mike, our CEO, who will review the company’s business highlights. After that I will follow-up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the June quarter was $98.0 million, an increase of 5.1% from the prior quarter and an increase of 7.2% from the same quarter last year. Our diversified new products continue to show growing momentum.

In terms of product mix, MOSFET revenue was $76.8 million, up 8.4% sequentially and up 10.8% year-over-year. Power IC revenue was $18.2 million, down 5.6% from the prior quarter and down 5.0% from a year ago. Service revenue was approximately $3.0 million as compared to $3.2 million for the prior quarter and $2.9 million for the same quarter last year.

Regarding the segment mix, the June quarter’s Computing segment represented 40.9% of the total revenue, Consumer 24.6%, Power Supply and Industrial 17.9%, Communications 13.3%, Service 3.1%, and others 0.2%.

For the fiscal year 2017, revenue was $383.3 million, up 14.2% from last fiscal year.

Gross margin for the June quarter was 25.6%, as compared to 24.3% in the prior quarter and 21.3% for the same quarter last year. The increase in gross margin quarter-over-quarter was mainly driven by the improved product mix.

For the fiscal year 2017, gross margin was 24.0% as compared to last fiscal year’s gross margin of 19.6%, representing an increase of 440 basis points. The increase in gross margin year-over-year was primarily due to the better product mix and higher utilization.

Operating expenses for the quarter were $21.5 million, compared to $19.7 million for the prior quarter and $16.9 million for the same quarter last year. The increase in operating expenses quarter-over-quarter was mainly due to the growing expenses associated with our Chongqing joint venture, higher professional fees and legal fees related to the fiscal year-end audit and other business activities, increased R&D engineering expenses to support our growth, and higher share-based compensation charge.

Operating expenses for the fiscal year 2017 were $78.7 million compared to $64.3 million for the fiscal year 2016. During the fiscal year 2017, we strengthened our R&D, Sales and Marketing teams to support new product introduction and customer penetration. The variable compensation also increased along with the improved business and financial results. We think that our current R&D and Sales and Marketing structure can support the further growth in our core business. On the other hand, we will continue to invest in our Chongqing joint venture to bring up the production.

Income tax expense was $0.8 million for the quarter as compared to $0.5 million for the prior quarter. Income tax expense for the fiscal year was $3.7 million compared to $4.0 million for the last fiscal year.

Net income attributable to AOS for the quarter was approximately $4.1 million or 17 cents earnings per share, as compared to 14 cents earnings per share for the prior quarter and 8 cents earnings per share for the same quarter last year. Net income in the June quarter included $2.0 million share-based compensation charge as compared to $1.7 million in the prior quarter. Net income attributable to AOS for the fiscal year was $13.8 million or 56 cents earnings per share as compared to $2.9 million loss or 13 cents loss per share for the prior fiscal year.

Non-GAAP EPS attributable to AOS for the June quarter was 25 cents earnings per share as compared to 21 cents earning per share for the prior quarter and 13 cents earnings per share for the same quarter last year. Non-GAAP EPS attributable to AOS for the fiscal year was 83 cents earnings per share as compared to 8 cents earnings per share for the prior year.

We continue to generate positive cash flow. Cash flow from operations was $13.5 million for the June quarter compared to $11.0 million for the prior quarter and $13.8 million for the same quarter last year. Cash flow from operations for the year was $42.6 million compared to $40.2 million for the prior fiscal year.

EBITDAS for the June quarter was $14.0 million compared to $12.6 million for the prior quarter and $10.3 million for the same quarter last year. EBITDAS for the year was $51.2 million as compared to $33.1 million in fiscal year 2016.

Moving on to the balance sheet.

We completed the June quarter with cash and cash equivalents balance of $115.7 million, as compared to $116.2 million at the end of last quarter and $87.8 million a year ago.

Net trade receivables were $28.4 million, as compared to $22.5 million at the end of last quarter and $26.6 million during the same quarter last year. Day Sales Outstanding for the quarter was 32 days compared to 35 days in the prior quarter.

Net inventory was $76.3 million at the quarter-end, up from $73.3 million for last quarter and from $68.8 million for the prior year. Average days in inventory were 92 days, flat as compared to the prior quarter.

Net Property, Plant and Equipment balance was $139.4 million, as compared to $117.3 million last quarter and $116.1 million for the prior year. Capital expenditures were $14.8 million for the quarter. Capital expenditures for the fiscal year were $55.6 million, including $30.8 million from AOS and $24.8 million from our Chongqing joint venture.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer):

I am pleased to report further improvement in the June quarter with healthy sequential and year-over-year growth in revenue, gross margin and profitability as our turnaround is gaining strength. Driven by the strong demand for our diversified new products, AOS delivered record quarterly revenue of $98 million, and exited fiscal 2017 with great momentum and confidence, setting record revenue of $383 million. We also achieved the ninth consecutive quarter of gross margin expansion led by a favorable product mix. The gross margin of 25.6% came in above the high end of the guidance ranges, marking 130 basis points sequential increase and 430 basis points year-over-year growth. We posted $0.25 earnings per share on a Non-GAAP basis for the quarter, which brought a solidly profitable closing to the fiscal year 2017 with a Non-GAAP EPS of $0.83.

The tight supply conditions remained in the June quarter. We took proactive and solid steps to ease the capacity constraints by adding some key tools and expediting transfer activities during the June quarter. While these actions are expected to gradually alleviate capacity constraints starting from the September quarter, we observe that the rising demand for our products will outpace our capacity for the next few quarters. As the tight supply conditions prolonged, we start to see the cost increase in raw materials and foundry services. Not all of these increases can be passed down to our customers in the spirit of our mutual long-term partnership. Nonetheless, we have been and will continue to effectively prioritize our business to manage our own inventories, channel inventories, customer demand, and margin.

Now, let's move to a detailed review of our business beginning with Computing segment. It represented 40.9% of total revenue in the June quarter. We posted a 4.6% sequential increase and 23.9% growth year-over-year. The increase from a year ago was driven by the BOM content gains with the Skylake and Kabylake, the SAM expansion into graphics cards and Vcore applications, and the share gains at notebook battery applications. While the demand for our products continues to strengthen, we are trying to manage our mix to support our customers as well as to optimize our business. In fact, a big portion of the steady improvement of gross margin came from this segment as we have been increasing the shipments of our high value new products. As a result of ongoing mix management and supply chain control, we expect the Computing segment to maintain the same level of revenue in the September quarter.

Second, Consumer: It was 24.6% of the total revenue. It grew 17.5% sequentially and decreased 6.1% compared to the prior year. Our shipments to TV applications remain flat sequentially due to the wafer shortage at third party foundries. However, the emerging shipments of our new products for various applications including gaming, drones, and home appliances, all of which were developed and shipped from our fab, resulted in a healthy sequential growth. We think that the tight capacity at third party foundries will likely persist. Our own fab capacity that is just starting to open up cannot expand fast enough to satisfy the demand for our new products. In accordance with our disciplined mix strategy, we expect to maintain a stable Consumer revenue level for the September quarter.

Third, Power Supply and Industrial Segment: It was 17.9% of the total revenue, which was down 4.4% sequentially, and down 12.3% from the same quarter last year as we continued to be more selective about allocation. We recently introduced the high performance αMOS5TM High Voltage (HV) MOSFET platform, This will enable future HV product offerings to fulfill the higher power density in smaller and more efficient packages. These new products will replace the traditional HV products that tend to carry low margins. The initial revenue contribution from new HV products addressing industrial power applications will start from the September quarter. We anticipate that this segment will demonstrate a healthy sequential growth.

Lastly, the Communication segment: The revenue was 13.3% of the total revenue, representing a growth of 2.6% sequentially and 25.1% year over year. Telecom networking products gained further market share based on the strong demand for our medium voltage MOSFET products. Our AlphaDFN products for smartphone battery management applications and surge protection products are well positioned with key customers, and we continue to expect the demand for these products to rise during the second half of 2017. Accordingly, we expect to see a solid growth in this segment next quarter.

In closing, we are pleased with the improvement we have been making so far. In the fiscal year 2017, we demonstrated the benefit of our turnaround strategy as we continued to generate strong financial results, strategically invest for future and adhere to our prudent capital management. Against the backdrop of tight supply, we are putting forth best effort to maintain a good balance between customer relations and business optimization. Looking ahead, we are confident that we can continue to expand our business and improve profitability as we are seeing more sustainable growth opportunities.

Yifan Liang: Guidance for the next quarter

As we look forward to the first quarter of fiscal year 2018, we expect:

•	Our September quarter’s revenue to be in the range of $101 million to $105 million.
•	GAAP gross margin is expected to be approximately 25.5% plus or minus 1%.

•	GAAP operating expenses are expected to be in the range of $22 million plus or minus $1 million as we expect the Chongqing joint venture related expenses continue to increase to support our joint venture’s development plan.
•	Tax expenses are expected to be about $1.1 million to $1.3 million.
•	Loss attributable to non-controlling interest is expected to be around $1.6 million.
•	Our share-based compensation should range from $2.0 million to $2.3 million.

As part of our normal practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, statements regarding market segments, diversification of products and new customers; expectation with respect to improvement in profit, our turnaround progress and competitive position; the expected trend on revenue and sales for each segment of our serviceable market; the progress of construction of manufacturing facility in our joint venture with Chongqing funds; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products; seasonality fluctuation in customer demand; our ability to manage supply constraints and the expectation with respect to capacity limitation; the execution of our business plan, and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the decline of the PC industry and our ability to respond to such decline, our ability to introduce or develop new and enhanced products that achieve market acceptance, the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, our ability to execute the joint venture successfully, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 to be filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.